Exhibit 99.1

News Announcement	For Immediate Release

Contact:
Cy Talbot	Carol Young, Joseph Jaffoni
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
619/683-9830	212/835-8500 or mcz@jcir.com

Mad Catz Appoints Corporate and Securities Attorney

Geofrey Myers to Its Board of Directors

San Diego, California, September 29, 2005 — Mad Catz Interactive, Inc. (AMEX/TSX: MCZ), a leading third party video game accessory provider, announced today the appointment of Geofrey Myers, 54, a Senior Partner at the law firm Lang Michener LLP and the Company’s Corporate Secretary, to its Board of Directors. The appointment of Mr. Myers expands the size of the Company’s Board to six members, four of whom are independent.

Mr. Myers became a partner at Lang Michener LLP in 1984 and is Co-chair of the firm’s Corporate Finance/Securities Law Group. Mr. Myers specializes in business law and has served as senior counsel on mergers, takeovers, acquisitions, cross-border and international financings and reorganizations.

Patrick Brigham, Chairman of Mad Catz Interactive, Inc., commented on the appointment, “Geof brings a wealth of valuable public company legal and financial experience to our Board, and we look forward to his future counsel and contributions. In addition, as outside counsel to Mad Catz for nearly ten years, Geof brings extensive knowledge of the Company and the industry to his new role as a director. We welcome this experience at the Board level and at Mad Catz.”

At the Company’s August 22 Annual Meeting of Shareholders, Mad Catz shareholders elected five directors of the Company to serve until the Annual Meeting of Shareholders to be held in 2006 and until their respective successors are elected and qualified. In addition to Mr. Myers, the other Mad Catz Board members are: Mad Catz President and Chief Executive Officer, Darren Richardson; Mr. Brigham; Don Lenz; Morris Perlis; and Andrew Redmond. Mr. Perlis, who has served as a member of the Board since 2000 indicated at the time he was nominated for re-election that he intends not to serve his full term following re-election due to personal commitments. Mr. Perlis has no disagreements with the Company or the current Board of Directors and at present continues to serve as a director.

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Geofrey Myers Named to Mad Catz Board, 9/29/05	page 2

About Mad Catz

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information please visit www.madcatz.com.

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

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